Exhibit 99.1

Press Release

SEPRACOR ANNOUNCES FOURTH QUARTER AND FULL YEAR 2003
OPERATING RESULTS

Fourth Quarter 2003 XOPENEX® Revenues Increased 53% Compared to the Fourth Quarter 2002 and Full Year 2003 XOPENEX Revenues Increased 51% Compared to the Full Year 2002

MARLBOROUGH, Mass., Jan. 22, 2004 — Sepracor Inc. (Nasdaq: SEPR) today announced its consolidated financial results for the fourth quarter and full year 2003. For the three months ended December 31, 2003, Sepracor’s consolidated revenues were approximately $112.3 million, of which revenues from pharmaceutical product sales (XOPENEX® brand levalbuterol HCl) were approximately $100.2 million.  The net loss for the fourth quarter of 2003 was approximately $33.9 million, or $0.40 per share. These consolidated results compare with consolidated revenues of $78.9 million, of which revenues from pharmaceutical product sales (XOPENEX) were approximately $65.6 million, and a net loss of $44.3 million, or $0.53 per share, for the three months ended December 31, 2002.

For the year ended December 31, 2003, Sepracor’s consolidated revenues were approximately $344.0 million, of which revenues from pharmaceutical product sales (XOPENEX) were approximately $286.8 million, and the net loss was approximately $135.9 million, or $1.61 per share. This compares with consolidated revenues of $239.0 million, of which revenues from pharmaceutical product sales (XOPENEX) were approximately $190.2 million, and a net loss of $276.5 million, or $3.34 per share, for the year ended December 31, 2002.

As of December 31, 2003, Sepracor had approximately $840.4 million in cash and short- and long-term investments.

Commercial Operations

XOPENEX brand levalbuterol HCl – XOPENEX brand levalbuterol HCl inhalation solution is marketed through Sepracor’s 450-person sales force. XOPENEX is a short-acting bronchodilator indicated for the treatment or prevention of bronchospasm in patients 6 years of age and older with reversible obstructive airway disease, such as asthma.  XOPENEX is available for use in a nebulizer at 0.31 mg and 0.63 mg dosage strengths for routine treatment of children 6 to 11 years old, and in 0.63 mg and 1.25 mg dosage strengths for patients 12 years of age and older.

Asthma is a chronic lung disorder characterized by reversible airway obstruction and the pathologic finding of airway inflammation. According to the American Lung Association, approximately 26 million Americans have been diagnosed with asthma in their lifetime. It is the most common childhood illness and affects approximately 8.6 million children in the U.S. under the age of 18. Short-acting beta-agonists are the most-prescribed asthma therapy among primary care physicians and pediatricians in the U.S., according to IMS Health information.

ASTELIN® brand azelastine HCl – Through a co-promotion agreement with MedPointe Inc., Sepracor’s sales force details ASTELIN brand azelastine HCl, a nasal-spray antihistamine, to pulmonologists, allergists, pediatricians and primary care physicians in the U.S.  ASTELIN is the only antihistamine that has been approved by the U.S. Food and Drug Administration (FDA) for the treatment of symptoms of both seasonal allergic rhinitis in adults and children 5 years of age and older and non-allergic vasomotor rhinitis in adults and children 12 years and older.

ALLEGRA®brand fexofenadine HCl – Sepracor earns royalties from Aventis for sales of ALLEGRA, a nonsedating antihistamine, in the U.S. and other countries where Sepracor holds patents relating to fexofenadine (including Japan, Europe, Canada and Australia).

CLARINEX® brand desloratadine – Sepracor earns royalties from Schering-Plough Corporation on sales of all formulations of CLARINEX brand desloratadine in the U.S. and in other countries where Sepracor holds patents relating to desloratadine.  CLARINEX is indicated for the treatment of allergic rhinitis and chronic idiopathic urticaria (CIU), also known as hives of unknown cause, in patients 12 years of age and older.

XYZAL®/ XUSAL™ brand levocetirizine – Sepracor earns royalties from UCB on sales of levocetirizine in European countries where the product is sold.  Levocetirizine is marketed as XUSAL in Germany and is marketed under the brand name XYZAL in other E.U. Member States. A single isomer of ZYRTEC®, levocetirizine is indicated for the treatment of symptoms of seasonal and perennial allergic rhinitis and CIU, in adults and children aged 6 years and older.

Sepracor New Drug Application (NDA)-Track Programs

ESTORRA™ brand eszopiclone – Sepracor submitted its New Drug Application (NDA) to the FDA for ESTORRA brand eszopiclone for the treatment of transient and chronic insomnia on January 31, 2003. ESTORRA was studied at a 2 mg dosage strength for treatment of the elderly population and at a 3 mg dosage strength for treatment of adult subjects. The FDA officially accepted the NDA for filing on April 1, 2003.

In November 2003, the FDA notified Sepracor of an extension to its review of the ESTORRA NDA, and the FDA indicated that the new target date for completing its review is on or before February 29, 2004.

ESTORRA Scientific Meetings/Publications:

During 2003, Phase III data of ESTORRA in adult and elderly patients were presented at the following medical meetings:

•                  The American Psychiatric Association meeting in May;

•                  The annual meeting of the Associated Professional Sleep Societies (APSS) in June; and

•                  The Eleventh International Congress of the International Psychogeriatric Association in August.

Among the data presented were the results of a Phase III, 231-patient, multi-center, randomized, double-blind, placebo-controlled, parallel-group trial in elderly patients; a pivotal six-week, 308-patient placebo-controlled Phase III polysomnography study in adults; and the first successful, long-term, 788-patient, placebo-controlled study conducted with a non-benzodiazepine for the treatment of chronic insomnia in which safety and efficacy were evaluated over 12 months of treatment, the first six months of which were placebo-controlled and the second six months were open-label.

Data from the six-month, Phase III, 788-patient, randomized, double-blind, placebo-controlled parallel-group safety and efficacy study were also published in the November issue of the journal SLEEP, the official publication of the APSS.

For further information regarding previously presented ESTORRA data, please refer to Sepracor’s press releases and past webcasts, which can be accessed on the Sepracor web site at www.sepracor.com.

ESTORRA Phase IIIB Program

A comprehensive Phase IIIB clinical program for ESTORRA began in the fourth quarter of 2003 and includes the following:

•                  A double-blind, placebo-controlled, 8-week study for the treatment of insomnia in patients suffering from depression, with a target enrollment of 600 patients;

•                  A double-blind, placebo-controlled, 4-week study for the treatment of insomnia in patients suffering from rheumatoid arthritis, with a target enrollment of 440 patients;

•                  A double-blind, placebo-controlled, 4-week study for the treatment of insomnia in women experiencing perimenopause, with a target enrollment of 440 patients; and

•                  A double-blind, placebo-controlled, 6-month safety and efficacy study for the treatment of chronic insomnia, with a target enrollment of 780 patients.

These studies are being conducted on Sepracor’s initiative to provide further clinical information on the effects of ESTORRA in the treatment of insomnia in these patient populations.

The ESTORRA NDA contains a total of 24 clinical trials, which include more than 2,700 adult and elderly subjects, and more than 60 preclinical studies.  A total of six randomized, placebo-controlled Phase III studies, including one with a positive control, for the treatment of chronic or transient insomnia were conducted in both adult and elderly patients and were part of the NDA package.  ESTORRA is the only non-benzodiazepine anti-insomnia agent that has completed a long-term, six-month, double-blind, placebo-controlled trial for safety and efficacy, and is currently under FDA review.

According to the National Institutes of Health web site, insomnia affects more than 70 million Americans. Symptoms of insomnia include difficulty falling asleep, awakening frequently during the night, waking up too early, an inability to fall back to sleep, or awakening feeling unrefreshed.

According to the National Sleep Foundation (NSF) Sleep in America Poll 2003, 37 million older Americans suffer from frequent sleep problems that, if ignored, can complicate the treatment of several other medical conditions, from arthritis to diabetes, heart and lung disease and depression. This NSF poll shows that poor sleep among older adults often goes unnoticed by the medical community. Although the majority of older adults (67%) report frequent sleep problems, only about seven million elderly patients have been diagnosed.

The U.S. market for prescription sleep products, not including off-label (not indicated for the treatment of insomnia) use of central nervous system agents for the treatment of insomnia, was approximately $1.5 billion in 2002. The U.S. prescription sleep agent market grew at a rate of almost 25 percent for the past two years, according to IMS Health information.

XOPENEX MDI – Sepracor and 3M Drug Delivery Systems Division are collaborating under an agreement that includes scale-up and manufacturing for the XOPENEX (levalbuterol tartrate)  hydrofluoroalkane (HFA) metered-dose inhaler (MDI). The collaboration combines Sepracor’s short-acting bronchodilator, XOPENEX, and 3M’s expertise in manufacturing MDIs, the device most commonly used by patients for the treatment of asthma and chronic obstructive pulmonary disease (COPD).

In 2003, Sepracor completed its Phase III studies of the XOPENEX MDI.  In each of the three, large-scale pivotal Phase III trials conducted by Sepracor, the XOPENEX HFA MDI was well tolerated and met the targeted efficacy endpoints in both adults and children with asthma.  In the primary airway function measure, FEV1 (a test of lung function that measures the amount of air forcefully exhaled in one second), the XOPENEX HFA MDI produced statistically and clinically significant improvements relative to placebo (p<0.001).

Sepracor’s MDI development program includes over 1,800 pediatric and adult subjects in 12 clinical studies. All clinical studies that Sepracor plans to include in the XOPENEX HFA MDI NDA submission to the FDA have been completed.  The U.S. short-acting bronchodilator MDI market potential at branded prices, assuming parity pricing to branded PROVENTIL® HFA, is approximately $1.6 billion.

Arformoterol – Sepracor has completed more than 100 preclinical studies and has initiated or completed 15 clinical studies for arformoterol, formerly known as (R,R)-formoterol, inhalation solution for the treatment of bronchospasm in patients with COPD. Sepracor has recently completed a Phase III study of arformoterol and a second pivotal Phase III trial continues.

In Sepracor’s Phase II program, arformoterol demonstrated a significant improvement in FEV1   immediately after dosing and duration of action of up to 24 hours.

Bronchodilators have the potential to improve lung function, decrease symptoms, help increase mucus clearance and reduce the number of exacerbations in patients suffering from COPD.  The U.S. market for long-acting bronchodilators was approximately $2 billion in 2002, according to IMS Health information.

Sepracor’s Phase I/II Clinical Candidates

Sepracor intends to allocate additional resources in 2004 to advance and develop the following existing and new clinical candidates.

(S)-Amlodipine – In 2001, Sepracor submitted an Investigational New Drug Application (IND) to the FDA for (S)-amlodipine. Sepracor is investigating (S)-amlodipine as a potential treatment for hypertension and has conducted both Phase I and Phase II studies. Amlodipine, marketed by Pfizer Inc. as NORVASC®, is the leading calcium antagonist approved for use for the treatment of hypertension and angina. Preclinical studies conducted by Sepracor have suggested that (S)-amlodipine may provide potential improvements over existing therapies. The evolving paradigms for hypertension treatment are focusing on the use of multiple mechanistic approaches as initial therapy, such as the use of calcium channel blockers (CCBs) with ACE (angiotensin converting enzyme) inhibitors or ARBs (angiotensin II receptor blockers). In 2004, Sepracor plans to expand the (S)-amlodipine program to include development of (S)-amlodipine in combination with other mechanistic approaches for the treatment of hypertension.

SEP-0226330 – SEP-0226330 is a norepinephrine and dopamine reuptake inhibitor (NDRI). In 2001, Sepracor submitted an IND to the FDA, and in 2002, the company completed a Phase I clinical study of SEP-0226330.  In 2004, Sepracor intends to conduct a Phase II proof-of-concept study in support of SEP-0226330 for the treatment of restless leg syndrome, a sleep disturbance that is reported to afflict up to 15 percent of the U.S. adult population. This compound may have advantages over currently used dopamine agonists in the treatment of restless leg syndrome.

SEP-0226332 – SEP-0226332 is an antagonist of the 5-HT3 receptor, a serotonin receptor subtype in the brain. Sepracor intends to conduct a Phase II proof-of-concept study in support of SEP-0226332 for the treatment of sleep apnea. Obstructive sleep apnea (OSA) is a serious and potentially life-threatening condition. Sleep apnea affects approximately 15-20 million Americans and is characterized by brief interruptions of breathing during sleep, with in some cases, as many as 60 interruptions per hour. Currently, there are no pharmacological therapies indicated specifically for the treatment of sleep apnea. However, the pathogenesis of the disorder, which includes altered serotonin activity, suggests that patients with OSA may respond to drug therapy.

With the development of SEP-0226330, SEP-0226332 and ESTORRA, Sepracor is seeking to establish a strong portfolio of candidates for the treatment of sleep disorders.

SEP-174559 – SEP-174559 is a GABA-A agonist with a selectivity profile that favors the alpha2 subunit of the GABA receptor. The term “GABA-A” refers to a specific neurotransmitter receptor in the central nervous system. In 2001, Sepracor submitted an IND to the FDA, and in 2002, the company completed a Phase I clinical study for SEP-174559.  In 2004, the company intends to conduct Phase II proof-of-concept studies, which are expected to include trials for the treatment of anxiety, muscle spasm and spasticity. Preclinical data suggest that SEP-174559 has the potential to provide a rapid onset of action with less sedation than currently marketed anxiolytics for acute anxiety.  It is estimated that 39 million adults in the U.S. suffer from some form of anxiety disorder and approximately 37 million Americans suffer from back or neck pain, two-thirds of whom may also suffer from muscle spasm. An estimated 3 million Americans suffer from spasticity, a condition in which a patient’s muscles are in a state of continuous contraction, usually caused by damage to the portion of the brain or spinal cord that controls voluntary movement.

Corporate Update

In December 2003, Sepracor announced the discontinuation of clinical development of tecastemizole for the treatment of allergic rhinitis.  Following a meeting with the FDA in the fourth quarter 2002, Sepracor initiated several preclinical and clinical studies. Contingent upon favorable results from these trials, Sepracor had intended to amend the tecastemizole NDA and seek marketing approval. Evaluation of the preliminary results from some of these preclinical and clinical trials indicated that the company would need to conduct additional studies, delaying the timing of a possible amendment to the NDA. After taking into consideration the results from recent tecastemizole trials, evaluating the changing dynamics of the U.S. antihistamine market, and thoroughly assessing the potential of all clinical candidates in Sepracor’s portfolio, the company decided to discontinue development of tecastemizole.

As a result of the discontinuation of further development of tecastemizole, Sepracor incurred a non-cash charge of approximately $19 million in December 2003. The charge represents the carrying value of all patent and intangible assets associated with tecastemizole.

In the first quarter 2004, Sepracor completed the redemption of $430.0 million aggregate principal amount of its 5.75% Convertible Subordinated Notes due November 15, 2006 (“5.75% Notes”). Sepracor redeemed the 5.75% Notes, pursuant to their terms, on January 9, 2004 at 100% of the principal amount, plus accrued but unpaid interest from November 15, 2003 to, but excluding, the redemption date. The total aggregate redemption price for the 5.75% Notes was approximately $433.7 million, including approximately $3.7 million of accrued interest. The 5.75% Notes redeemed by Sepracor represented all of the remaining outstanding 5.75% Notes.

In the fourth quarter 2003, Sepracor completed a $600 million aggregate principal amount 0% Convertible Senior Subordinated Note offering (the “0% Notes”), including $200 million of 0% Series A Convertible Senior Subordinated Notes due 2008 (the “Series A Notes”) and $400 million of 0% Series B Convertible Senior Subordinated Notes due 2010 (the “Series B Notes”).  In January 2004, the initial purchasers of the $600 million aggregate principal amount of the 0% Notes exercised their option to purchase an additional $50 million principal amount of the Series A Notes and $100 million principal amount of the Series B Notes.

In 2003, Sepracor reduced its convertible subordinated debt outstanding through the redemption of $111.9 million aggregate principal amount of its 7% Convertible Subordinated Debentures due December 15, 2005 (“7% Debentures”). Sepracor redeemed the 7% Debentures, pursuant to their terms, on July 10, 2003 at 103% of the principal amount, plus accrued but unpaid interest from June 15, 2003 to, but excluding, the redemption date. The total aggregate redemption price for the 7% Debentures was approximately $115.8 million, including approximately $0.5 million in accrued interest. The 7% Debentures redeemed by Sepracor represented all of the remaining outstanding 7% Debentures.

Sepracor Inc. is a research-based pharmaceutical company dedicated to treating and preventing human disease through the discovery, development and commercialization of innovative pharmaceutical products that are directed toward serving unmet medical needs. Sepracor’s drug development program has yielded an extensive portfolio of pharmaceutical compound candidates

with a focus on respiratory   and central nervous system disorders. Sepracor’s corporate headquarters are located in Marlborough, Massachusetts.

This news release contains forward-looking statements that involve risks and uncertainties, including statements with respect to the safety, efficacy, potential benefits and successful development and regulatory approval of the company’s pharmaceuticals under development. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: the results of clinical trials with respect to products under development; the submission, acceptance, and approval of regulatory filings; the scope of Sepracor’s patents and the patents of others; the commercial success of Sepracor’s products; the ability of the company to attract and retain qualified personnel; the performance of Sepracor’s licensees and other collaboration partners; the availability of sufficient funds to continue research and development efforts; the continued ability of Sepracor to meet its debt obligations when due; and certain other factors that may affect future operating results and are detailed in the company’s current report on Form 8-K filed with the Securities and Exchange Commission on December 8, 2003.

In addition, the statements in this press release represent Sepracor’s expectations and beliefs as of the date of this press release. Sepracor anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while Sepracor may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Sepracor’s expectations or beliefs as of any date subsequent to the date of this press release.

Soltara and Estorra are trademarks and Xopenex is a registered trademark of Sepracor Inc. 3M is a trademark of 3M Company. Astelin is a registered trademark of Wallace Laboratories. Clarinex and Proventil are registered trademarks of Schering Corporation. Allegra is a registered trademark of Merrell Pharmaceuticals. Xusal is a trademark and Xyzal and Zyrtec are registered trademarks of UCB, Societe Anonyme. Norvasc is a registered trademark of Pfizer, Inc.

To receive a copy of this release or any recent release via fax, call Sepracor’s automated news fax line at 1-800-758-5804 ext. 780960 or visit the web site at www.sepracor.com.

In conjunction with this fourth quarter and full year 2003 press release, Sepracor will host a conference call and live webcast beginning at 8:30 a.m. ET on January 22, 2004.  To participate via telephone, dial (612) 326-1011.  Please call ten minutes prior to the scheduled conference call time.   For live webcasting, go to the Sepracor web site at www.sepracor.com and access the Investor Information section.  Click on either the live webcast link or microphone icon to listen.  Please go to the web site at least 15 minutes prior to the call in order to register, download, and install any necessary software.  A replay of the call will be accessible by telephone after 12:00 p.m. ET and will be available for approximately one week. To replay the call, dial (320) 365-3844, access code 716160. A replay of the webcast will be archived on the Sepracor web site in the Investor Information section.

Condensed, consolidated statements of operations and consolidated balance sheets follow.

Sepracor Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
(In thousands, except per share amounts)	2003	2002	2003	2002

Revenues:

Product sales	$100,216	$65,570	$286,819	$190,227
Royalties and other	12,079	13,337	57,221	48,741
Total revenues	112,295	78,907	344,040	238,968

Cost of revenue	9,608	8,470	30,219	24,609

Gross margin	102,687	70,437	313,821	214,359

Operating expenses:
Research and development (A)	78,083	61,217	220,224	243,797
Sales and marketing	57,802	43,767	172,762	155,204
General and administrative and patent costs	6,684	5,124	24,158	22,659
Total operating expenses	142,569	110,108	417,144	421,660

Loss from operations	(39,882)	(39,671)	(103,323)	(207,301)

Other income (expense):
Interest income	1,238	3,300	6,179	15,553
Interest expense	(11,687)	(13,683)	(50,907)	(63,720)
Other income (expense), net (B)	16,653	497	18,681	(515)
Gain on early extinguishment of debt (C)	—	5,315	—	44,265
Loss on debt redemption (D)	—	—	(4,645)	—
Debt conversion expense (E)	—	—	—	(63,258)
Total other income (expense)	6,204	(4,571)	(30,692)	(67,675)

Equity in investee (loss)	(220)	(13)	(1,921)	(1,514)

Net loss	$(33,898)	$(44,255)	$(135,936)	$(276,490)

Basic and diluted net loss per common share	$(0.40)	$(0.53)	$(1.61)	$(3.34)

Shares used in computing basic and diluted net loss per common share:	84,955	84,230	84,639	82,899

(A)      Included in amounts for the three and twelve months ended December 31, 2003 is a non-cash charge of $18,814 related to the discontinuation of further development of tecastemizole.

(B)        Other income (expense), net includes gains of $16,297 and $18,522 related to the sale of Vicuron stock for the three and twelve months ended December 31, 2003, respectively.

(C)        Represents the net gain on the 2002 cash repurchase of Sepracor 7% convertible subordinated debentures due 2005.

(D)       Represents the loss on the redemption of the remaining outstanding $111.9 million face value of Sepracor 7% convertible subordinated debentures due 2005.

(E)         Represents non-cash inducement costs incurred from the exchange of convertible subordinated debt into shares of Sepracor common stock.

Sepracor Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)	December 31, 2003	December 31, 2002

ASSETS

Cash, short and long-term investments (A)	$840,388	$556,434
Accounts receivable, net	50,591	21,654
Inventory	6,866	7,960
Property, plant and equipment, net	66,428	72,522
Investment in affiliate	3,019	4,940
Other assets	52,933	63,603

Total assets	$1,020,225	$727,113

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Accounts payable and accrued expenses	$139,542	$121,001
Other liabilities	28,976	14,430
Debt payable	918	1,992
Convertible subordinated debt (A)	1,470,000	981,870
Total stockholders’ equity (deficit)	(619,211)	(392,180)

Total liabilities and stockholders’ equity (deficit)	$1,020,225	$727,113

(A)      In January 2004, the Company redeemed its $430,000 5.75% Convertible Debentures for approximately $433,700, including accrued interest, and received net proceeds of approximately $145,875 from the exercise of an additional $150,000 of its 0% Convertible Debentures.